Exhibit 23.1.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-233896-06 on Form S-3 of our report dated February 24, 2022, relating to the consolidated financial statements of Duke Energy Carolinas, LLC and subsidiaries appearing in this Annual Report on Form 10-K of Duke Energy Carolinas, LLC for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Charlotte, North Carolina
February 24, 2022